EXHIBIT 1

OI S.A.

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) NO. 76.535.764/0001-43

BOARD OF TRADE (NIRE) NO. 33.300.29520-8

PUBLIC-HELD COMPANY

MATERIAL FACT

OI S.A. ANNOUNCES CERTAIN MATERIAL

INFORMATION REGARDING ITS CAPITAL STRUCTURE

RIO DE JANEIRO – April 25, 2016 – Oi S.A. (“Oi”) announced today that it has entered into a customary non-disclosure agreement with Moelis & Company, who acts as advisor for a diverse ad hoc group of holders of the bonds issued by Oi and certain of its affiliated companies (collectively, the “Company”).

The Company views entry into the non-disclosure agreement with this bondholder advisor as an initial step toward productive and expeditious discussions regarding the terms of a potential restructuring.

As previously announced, Oi retained PJT Partners as financial advisor to assist Oi in evaluating financial and strategic alternatives to optimize its liquidity and debt profile, and it has engaged Barbosa Müssnich Aragão and White & Case LLP as its legal advisors. The Company intends to complete its restructuring quickly and believes that negotiations with this single ad hoc group will best facilitate a restructuring in a timely manner.

Oi believes that its customers will not be affected by the restructuring process and the Company will continue to provide them with the highest level of product, service and support that they expect from Oi.

Flavio Nicolay Guimarães

Chief Financial Officer and Investor Relations Officer

Oi S.A.

Special Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation. Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “targets,” “goal” and similar expressions, as they relate to Oi or its management, are intended to identify forward-looking statements. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward- looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian and U.S. federal securities laws and the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions Oi and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications that Oi files with the SEC.